UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 25, 2011

DineEquity, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	95-3038279
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

450 North Brand Boulevard, Glendale, California	91203-2306
(Address of principal executive offices)	(Zip Code)

(818) 240-6055

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into a Material Definitive Agreement.

On February 25, 2011, DineEquity, Inc. (the “Corporation”), a Delaware corporation, entered into Amendment No. 1 (the “Amendment”) to the Credit Agreement among the Corporation, as Borrower, each lender from time to time party thereto, Barclays Bank PLC, as Administrative Agent, and the other agents named therein

Pursuant to the Amendment, the interest rate margin applicable to Eurodollar based term loans was reduced from 4.50% to 3.00%, and the interest rate floors used to determine the Eurodollar and Base Rate reference rates for term loans was reduced from 1.50% to 1.25% for Eurodollar based term loans and from 2.50% to 2.25% for Base Rate denominated term loans.

In addition, the Amendment increased the available lender commitments under the Corporation’s senior secured revolving credit facility from $50 million to $75 million.  No amounts under this revolving credit facility were drawn as of the closing date of the Amendment.  The amendment also modified certain restrictive covenants of the Credit Agreement, including those relating to repurchases of other debt securities, permitted acquisitions and payments on equity.

The foregoing descriptions of the Amendment does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the full and complete terms of the Amendment that is attached hereto as Exhibit 10.1 to this Report and which is incorporated into this Item 1.01 by reference.

On February 25, 2011, the Corporation issued a press release announcing the above-referenced re-pricing of its senior secured term loan facility and the increase in its senior secured revolving credit facility.  A copy of this press release is attached to this Report as Exhibit 99.1.

Item 9.01.              Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit Number	Description
10.1

Amendment No. 1 dated February 25, 2011 to the Credit Agreement among the Corporation, as Borrower, each lender from time to time party thereto, Barclays Bank, PLC, as Administrative Agent, and the other agents named therein.

99.1	Press Release regarding the completion of the re-pricing of the senior secured term loan facility and increase in the revolving credit facility issued by the Corporation on February 25, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 28, 2011	DINEEQUITY, INC.

	By:	/s/ John F. Tierney
John F. Tierney
Chief Financial Officer
(Principal Financial Officer)

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